EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CVS CORPORATION

IT IS HEREBY CERTIFIED THAT:

A.  The name of the corporation (hereinafter referred to as the “Corporation”) is CVS CORPORATION. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware is August 22, 1996.

B.  At a meeting of the Board of Directors of the Corporation on November 1, 2006, resolutions were duly adopted approving the following proposed amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The proposed amendment was as follows:

1.  Article FIRST shall be deleted and replaced in its entirety with the following new Article FIRST:

FIRST: The name of the Corporation is “CVS/Caremark Corporation”.

2.  The first paragraph of Article FOURTH shall be deleted and replaced in its entirety with the following new first paragraph of Article FOURTH:

FOURTH: The authorized capital stock of the corporation consists of 3,200,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”), (ii) 120,619 shares of Cumulative Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (iii) 50,000,000 shares of Preference Stock, par value $1 per share (“Preference Stock”).

C.  Thereafter, pursuant to a resolution of its Board of Directors, a meeting of stockholders of the Corporation was duly called and held, on March 15, 2007 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

D.  The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

E.  The effective time of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of CVS Corporation shall be 3:01 a.m., Eastern Daylight Time, on March 22, 2007.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Zenon P. Lankowsky, an authorized officer of the Corporation, this 21st day of March, 2007.

CVS CORPORATION

By:	/s/ Zenon P. Lankowsky
	Name:	Zenon P. Lankowsky
	Title:	Secretary